Exhibit 3.240

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

FERRET MUSIC MANAGEMENT LLC

Dated as of December 7, 2009

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Ferret Music Management LLC, a New Jersey limited liability company (the “Company”), dated as of December 7, 2009, is adopted and entered into by Ferret Music Holdings LLC, a Delaware limited liability company (the “Manager”), pursuant to and in accordance with the New Jersey Limited Liability Company Act, Section 42:2B-1, et seq., as amended from time to time (the “Act”), Terms used in this Agreement which are not otherwise defined shall have the respective meanings given those terms in the Act.

R E C I T A L S

A. The Company was formed pursuant to the Act by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of New Jersey on August 4, 2005.

B. The Company had previously entered into a Limited Liability Company Agreement (the “Original Agreement”).

C. Ferret Music Holdings LLC, in its capacity as the sole manager of the Company, wishes to amend and restate the Original Agreement.

NOW, THEREFORE, the Member hereby agrees as follows:

I. NAME

Section 1. The name of the Company is “Ferret Music Management LLC.” The business of the Company may be conducted under such trade or fictitious names as the Member may determine.

II. OFFICES; REGISTERED AGENT

Section 1. The principal office of the Company is located at 1290 Avenue of the Americas, New York, NY 10019. The Company may have other offices, inside or outside the state of New York as the Members may designate.

Section 2. The registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company for service of process at that address is the Corporation Trust Company. At any time the Company may designate another registered agent.

III. PURPOSES AND POWERS

Section 1. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The Company possesses and may exercise all the powers and privileges granted by the Act or any other law or by this agreement, together with any powers incidental thereto including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the businesses, purposes or activities.

IV. MEMBERS

Section 1. The name and the address of the member of the Company is as follows:

Ferret Music Holdings LLC

1290 Avenue of the Americas

New York, NY 10019

V. VOTING; MEETINGS OF MEMBERS

Section 1. All Members will be entitled to vote on any matter submitted to a vote of the Members and will be entitled to one vote in person or by proxy for each share of interests having voting power held by the Member.

Section 2. All meetings of Members for the transaction of such business as may properly come before the meeting, will be held on such date and at such place and time as the Managers will determine.

Section 3. Special meetings of Members for any proper purpose or purposes may be called at any time by the Managers or by the holders of at least 50% of the interest of all Members.

Section 4. Except as otherwise provided by the Act or the Certificate of Formation, the holders of fifty percent of the interests entitled to vote, present in person or by proxy, will constitute a quorum at all meetings of the Members for the transaction of business.

Section 5. Members may elect a Manager in the event a Manager no longer acts in that capacity or to fulfill a vacancy in the event the number of Managers is increased.

Section 6. Unless a greater vote is required by the Act, the Certificate of Formation, or this LLC Agreement, the affirmative vote of a majority of the interests having voting power present in person or by proxy will control the decision on any matter.

Section 7. A Member may participate and vote at any meeting via telephone conference call or other equipment that allows participants to hear each other.

Section 8. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by all the Members entitled to vote at the meeting. Such consent may be signed without having given prior notice and the signature on the consent will be deemed to signify waiver by such Member of any notice requirement.

Section 9. A Member may appoint a proxy to vote or otherwise act for the Member by signing an appointment instrument, either personally or by the Member’s attorney-in-fact. Proxies may be appointed by telephonic or electronic transmission.

VI. MANAGEMENT OF THE COMPANY

Section 1. The ordinary and usual decisions concerning the business affairs of the Company will be made by the Member as the Manager.

Section 2. The Company will be managed by one Manager. The number of Managers may be increased or decreased by amendment to this LLC Agreement, but no decrease will have the effect of shortening the term of any Manager.

Section 3. The Manager will be the Member, Ferret Music Holdings LLC.

Section 4. The Manager will receive such compensation for serving as Manager as the Members may from time to time determine.

Section 5. Subject to the delegation of rights and powers provided for herein, the Managers will have the sole right to manage the business of the Company and will have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. No Member, by reason of his or her status as such, will have any authority to act for or bind the Company.

Section 6. The Manager may appoint a president, secretary, treasurer or such other officers as they may deem necessary or appropriate.

Section 7. The Manager may appoint, employ, or otherwise contract with other persons or entities for the transaction of business of the company or the performance of services for or on behalf of the Company as they may deem necessary or appropriate. The Managers may delegate to any officer of the Company or to any other person or entity such authority to act on behalf of the Company as they may deem appropriate.

Section 8. Any Manager, officer, or other person specifically authorized by the Managers may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the secretary of state any document required or permitted to be filed under the Act.

Section 9. Managers will serve until they resign, die, become incapacitated or are removed.

Section 10. A Manager may resign at any time by giving notice to the Company.

VII. DURATION; DISSOLUTION

Section 1. The Company shall continue in existence until dissolved in accordance with the Act and this Agreement.

Section 2. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) a decision made at any time by the members to dissolve the Company; (b) the sale, condemnation or other disposition of all of the Company’s assets and the receipt of all consideration therefor; or (c) the bankruptcy or dissolution of the members.

Section 3. Upon dissolution, pursuant to Section 7, the Company will cease carrying on its business and will commence the winding up of the Company’s business as soon as practicable. The members shall be the liquidators to wind up the affairs of the Company pursuant to this Agreement. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any reasonable manner that the liquidators shall determine to be in the best interests of the members.

VIII. ALLOCATIONS AND DISTRIBUTIONS

Section 1. Percentage Interests and Allocations of Profits and Losses. On the date hereof, the undersigned member’s interest in the Company shall be 100%. The member has made capital contributions to the company and shall make such additional capital contributions to the Company in such amounts, in cash or in kind, and at such times as it determines. In the event additional members are admitted to the Company, each such member’s interest in the Company shall be expressed as a percentage equal to the ratio on any date of such member’s Capital Account on such date to the aggregate Capital Accounts of all members on such date, such Capital Accounts to be determined after giving effect to all contributions of property or money, distributions and allocations for all periods ending on or prior to such date (as to any member, its “Percentage Interest”). The Company’s profits and losses shall be allocated to the member.

Section 2. Additional Contributions. The members shall have no obligation to make any capital contribution to the Company, but may agree to do so from time to time.

Section 3. Distributions. Distributions shall be made to the members at the times and in the aggregate amounts determined by the members.

IX. ASSIGNMENT OF MEMBERSHIP INTERESTS

Section 1. Admission of Additional or Substitute Members. No substitute or additional member shall be admitted to the Company without the written approval of the members, acting in their sole discretion.

X. LIABILITY OF MEMBERS AND OFFICERS

Section 1. Liability of Members and Officers.

(a) No member, member designee, or officer shall be personally liable for any indebtedness, liability or obligations of the Company, except to the extent, if any, expressly provided in the Act or any other applicable law.

(b) No member shall have personal liability to the Company for damages for any breach of duty in its capacity as a member of the Company.

XI. INDEMNIFICATION

Section 1. Exculpation and Indemnification of Indemnified Persons.

(a) The Company shall indemnify any person (each, an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Indemnitee is or was a member or an officer of the Company, or at the relevant time, being or having been a member or officer, that such Indemnitee is or was serving at the request of the Company as a partner, director, officer or trustee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes that (i) such Indemnitee’s acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) such Indemnitee in fact personally gained a financial profit or other advantage to which such Indemnitee was not legally entitled.

(b) The Company may pay expenses incurred by any Indemnitee in defending any action, suit or proceeding described in Section 11(a) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such advance if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Section 11.

(c) The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this

Section 16 shall continue as to an Indemnitee who has ceased to be a member or an officer of the Company (or any person indemnified hereunder) and shall inure to the benefit of the successors, assigns, heirs, executors, administrators, legatees, personal representatives and distributees of such person. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall extend upon the same terms and conditions to the directors, committee members, officers, partners, members and employees of the Indemnitee.

(d) This Section 11 shall survive any termination of this Agreement and the dissolution of the Company.

XII. MISCELLANEOUS PROVISIONS

Section 1. Amendments. This Agreement may be amended only by written instrument executed by the members.

Section 2. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Section 3. Headings. The titles of Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

Section 4. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of, or affect those portions of this Agreement that are valid.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement of the Limited Liability Company as of the date first written above.

FERRET MUSIC HOLDINGS LLC

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President and Secretary